Exhibit 10.12

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Research and Development Cooperating Agreement for Existing Products

This Research and Development Cooperating Agreement (this “Agreement”) is made and entered into on November 30, 2023 by and between AVIAT NETWORKS, INC., having its principal place of business at 200 Parker Dr, Suite C100a Austin, TX 78728, United States acting on its behalf and on behalf of the Aviat Networks Group Affiliates (hereinafter called “AVIAT”) and NEC Corporation, having its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (hereinafter called “NEC”).

WITNESSETH:

WHEREAS, NEC and AVIAT have entered into a master sale of business agreement on May 9, 2023, pursuant to which NEC has agreed to sell, and AVIAT has agreed to purchase, all right, title and interest to certain assets relating to NEC’s wireless backhaul business, and AVIAT has agreed to assume certain liabilities relating to NEC’s wireless backhaul business, subject to the terms of such master sale of business agreement (the “MSBA”).

WHEREAS, pursuant to the MSBA, NEC is willing to provide to AVIAT, and AVIAT is willing to receive from NEC certain services relating to the development work to maintain existing products of the business as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, as well as the covenants and understandings hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

In addition to the words and the terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings unless some other meaning is apparent in the context in which the words and terms are used.

(1)	“Completion” means completion of the sale and purchase of certain assets as contemplated under and in accordance with the MSBA;

(2)	“Completion Date” means the date on which the Completion takes place pursuant to the MSBA;

(3)	“Deliverables” means the results of the development to be performed by NEC hereunder and which shall be specified in the SOW (hereinafter defined).

(4)	“Service Fee” has the meaning set forth in SECTION 5(1) below.

(5)	“MSA” means a manufacturing and supply agreement entered into between AVIAT, NEC and NEC Platforms, Ltd, around the date of this Agreement;

(6)	“Product” means certain products listed in Exhibit B attached to this Agreement;

(7)

“SOW” means a legally binding agreement to be executed by and between the parties hereto that states the Work, Deliverables (if any), Criteria, Service Fee, schedule and any special terms and conditions that applies to the Work, the form of which is attached in Exhibit A to this Agreement.

(8)	“Work” means the following work to be rendered by NEC to AVIAT:

(a)	sustainable development work for the product;

(b)	maintenance design work for the Product (except for minor design change work specified in the MSA);

(c)	security measure work;

(d)	design quality measure work;

(e)	work to comply with product liability laws and regulations;

(f)	work to comply with export control regulations;

(g)	creation of technical marketing materials (e.g., Equipment Configuration Shipping Management System (KSS) and ordering guide input document);

(h)	L4 technical support services (except for production support specified in MSA);

(i)	other services as reasonably required by AVIAT and accepted by NEC.

The parties agree and confirm that the Work shall be rendered to Aviat only on the Product listed in Exhibit B and especially the Work listed in this sub-section from (a) to (h) shall be rendered to Aviat only on the Product listed as “Products” in Exhibit B. For the avoidance of doubt, the Work shall not extend to work or services related to the next generation of the Product.

(9)	“Intellectual Property Rights” has the meaning set forth in the MSBA.

(10)	“IPLA” mean the intellectual property licensing agreement executed as of the Completion Date by and between the parties hereto.

SECTION 2 SCOPE OF AGREEMENT

(1)

This Agreement sets forth the general terms and conditions of the Work rendered by NEC to AVIAT. Subject to the terms and conditions of this Agreement and/or the SOW, NEC shall render to AVIAT the Work set forth in each applicable SOW. Each SOW may be executed under this Agreement by mutual agreement of the Parties in writing. Each SOW is incorporated in this Agreement by reference hereof. In the event of any inconsistency or conflict between this Agreement and the SOW, the terms, conditions and provisions of the SOW shall prevail.

(2)

In the event that NEC expects that the performance by it of the Work hereunder will be delayed, NEC shall promptly notify AVIAT of (i) the reasons of such delay and (ii) its reasonably estimated new schedule and/or additional fee for the Work, and the parties shall discuss such new schedule and/or additional fee in good faith (“Initial Notification”). In such case, Aviat shall review such schedule and/or additional fee and submit a written acceptance or rejection to NEC within fifteen (15) days following such Initial Notification, unless otherwise agreed between the parties. In the event that Aviat rejects such a new schedule and/or additional fee, NEC shall revise the schedule and the price and submit it to Aviat within a reasonable period.    But if such new schedule and/or additional fee are not agreed by the parties within sixty (60) days from such Initial Notification, Aviat may terminate applicable SOW without any liability to the other party. Even if Aviat terminates applicable SOW, AVIAT agrees to pay the amount equivalent to the Service Fee for the period until the date of such termination.

(3)	NEC disclaims any and all liability with respect to the delay of the Work.

SECTION 3 REPORTING

If agreed in the SOW, NEC shall furnish AVIAT with written monthly (weekly if the period of the Work is less than one month) progress reports (by E-mail) describing the progress and status of the major activities of the Work, problems discovered or encountered in the Work. Such progress reports shall be submitted to the address as set forth in the SOW.

SECTION 4 ACCEPTANCE

In case Deliverables are set forth in the SOW, and unless otherwise provided for in the SOW, acceptance procedure of such Deliverables shall be as follows:

(1)

AVIAT shall test and/or evaluate the Deliverables to determine whether such Deliverables conform to the acceptance criteria (the “Criteria”) specified in the SOW, and submit an acceptance or rejection notice to NEC within fifteen (15) days after receipt by AVIAT of such Deliverables.

(2)

In the event that AVIAT rejects any Deliverables due to non-conformity to the Criteria within the fifteen (15) day period set forth in SECTION 4(1) above, NEC shall, within the reasonable period which the parties agree in good faith after its receipt of the written rejection from AVIAT, make corrections or changes to the non-conforming Deliverables so that they conform to the Criteria and deliver to AVIAT the corrected Deliverables. SECTION 4(1) above shall apply mutatis mutandis to such corrected Deliverables delivered to AVIAT.

(3)

In the event that any Deliverables fail to pass a third (3rd) acceptance test by AVIAT, Aviat may terminate the relevant SOW. Even if Aviat terminates the relevant SOW, AVIAT agrees to pay the amount equivalent to the Service Fee for the period until the date of such termination.

(4) NEC disclaims any and all liability with respect to the failure to pass any acceptance test as set forth in this SECTION 4.

SECTION 5 PAYMENT AND TAXES

(1)

AVIAT agrees to pay NEC the fees for Work set forth in each SOW (the “Service Fee”) pursuant to the provisions of this SECTION 5 and/or the SOW. Such Service Fee shall be calculated by the time spent by NEC’s team members working for the Work at the rates set forth in each SOW in consideration for the Work. Any costs and expenses incurred by NEC in connection with the Work, such as working floor fee and IT expenses in NEC, transportation expenses, accommodation expenses, inspection, copying, and purchasing expenses for related materials, shall be paid by Aviat to NEC to the extent agreed with Aviat in advance.

(2)

Unless otherwise provided for in the SOW, each payment of the Service Fee shall be due within forty-five (45) days after AVIAT’s receipt of the relevant invoice issued by NEC. All such invoices shall be submitted to the address as set forth in the SOW. All amounts not paid when due shall bear interest from the date such amounts are due at the lesser of (a) fourteen point six percent (14.6%) per annum and (b) the maximum allowable rate of interest allowed by the Civil code in Japan.

(3)	The Service Fee shall be paid in Japanese Yen and shall be transmitted by telegraphic transfer to the bank account designated by NEC in writing in advance.

(4)

SECTION 6 RISK OF LOSS

Risk of loss of or damage to any Deliverable shall pass from NEC to AVIAT upon the delivery by of that Deliverable by NEC in accordance with the SOW and all such risks prior to such delivery by NEC above shall be borne by NEC.

SECTION 7 WARRANTIES

(1)

NEC represents and warrants that at the time of acceptance by AVIAT as set forth in SECTION 4 above, each and every Deliverable shall be developed or created originally by NEC and shall conform to the applicable SOW.

(2)

NEC represents and warrants that its employees who will engage in the performance of the Work hereunder have competence, qualification and profession for the performance of this Agreement and/or the SOW.

(3)

NEC represents and warrants that it has the full right and authority to enter into and perform any and all applicable provisions of this Agreement and/or the SOW and that there are no encumbrances or other restrictions that may prevent NEC or its employees from performing any and all applicable provisions of this Agreement and/or the SOW.

(4)	NEC represents and warrants that it shall implement and maintain a quality system conforming to the requirements of ISO 9001 (2015 version).

(5)

THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SECTION 8 LICENSE OF INTELLECTUAL PROPERTY RIGHTS

NEC retains its Intellectual Property Rights, which were or may be developed, acquired or created by it independently of this Agreement or were existing prior to the Effective Date (“NEC Background IPR”). Nothing herein shall be construed as a transfer, license or assignment by NEC to AVIAT with respect to NEC Background IPR. Any and all Intellectual Property Rights resulting from or acquired through the Work set forth in each applicable SOW (“NEC Foreground IPR”) shall vest solely with NEC. Subject to AVIAT’s performance of its obligations under this Agreement (including without limitation, the payment of the Service Fee), NEC hereby grants a royalty-free, worldwide (excluding Japan), fully paid-up, exclusive (except for any patents and patent applications) , non-sublicensable and non-transferable right and licence to AVIAT with respect to NEC Foreground IPR subject to the same scope set forth in Section 3.1 of the IPLA and on the same terms and conditions as set forth in the IPLA.

SECTION 9 CONFIDENTIALITY

(1)

“Confidential Information”, as used herein, shall mean any and all information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in a written or other tangible form clearly marked as being “confidential” or “proprietary” (or words of similar connotation), or in an electronic form clearly marked as being “confidential” or “proprietary” (or words of similar connotation), at the time it is provided. Oral information shall not be Confidential Information unless it is (a) designated as confidential or proprietary by the Disclosing Party at the time of the oral disclosure, and (b) summarized and identified as being confidential or proprietary in writing or in electronic form, which shall be received by the Receiving Party within thirty (30) days after such oral disclosure.

(2)

The parties agree to treat and maintain as confidential and proprietary all Confidential Information furnished pursuant to or in connection with this Agreement and/or the SOW to the same extent and with the same degree of care as the Receiving Party uses in handling its own confidential and proprietary information of similar nature (but with not less than a reasonable degree of care), and further agree not to use the Confidential Information for any purpose other than the performance of any obligation under this Agreement and/or the SOW. Neither party shall disclose any Confidential Information to anyone other than its employees who have a need to know the Confidential Information in the performance of this Agreement and/or the SOW.

(3)

SECTION 9(2) hereof shall not apply to any information that; (i) on the date of this Agreement and/or the SOW was already known to the Receiving Party or generally available within the industry; (ii) after the date of this Agreement and/or the SOW becomes rightfully known to the Receiving Party without restriction from a source other than the Disclosing Party or becomes generally available in the industry other than by unauthorized disclosure by the Receiving Party; (iii) is legally furnished to the Receiving Party by a third party without restriction; (iv) was or is developed by the Receiving Party independently without any use of any of the Confidential Information or (v) is disclosed pursuant to a lawful requirement of a governmental agency or to a court order in connection with a judicial proceeding, but then only to the extent so required or ordered; in such case Receiving Party will use reasonable efforts to timely advise the Disclosing Party prior to disclosure so that Disclosing Party will have an opportunity to seek a protective order or other appropriate relief.

(4)

Notwithstanding SECTION 9(2) above, the Receiving Party may disclose the Disclosing Party’s Confidential Information to its subcontractor set forth in SECTION 16 and the Receiving Party’s Subsidiaries in order to execute the purpose of this Agreement, as long as any such subcontractor is bound by confidentiality obligations similar to those contained herein. As used herein, the term “Subsidiary” means a corporation or other legal entity at least a majority of whose voting stock or voting power entitled to vote for the election of directors (or other managing authority) are owned or controlled, directly or indirectly, by a party, now or hereafter.

(5)	The Receiving Party’s obligation under this Section shall survive for the three (3) years from the termination or expiration of this Agreement and/or the SOW.

(6)

The Receiving Party shall (i) inform each of its employees and subcontractors receiving Confidential Information of the confidential nature of the Confidential Information and of this Agreement, (ii) direct its employees and subcontractors to treat the Confidential Information confidentially and not to use it other than in connection with the Agreement, and (iii) be responsible for any improper use of the Confidential Information by the Receiving Party or its employees and / or subcontractors.

SECTION 10 INTELLECTUAL PROPERTY RIGHTS

If any problems related to intellectual property rights (including trademark, patent, license infringement or other intellectual property right infringement) occur in any Deliverable or the Work or the use thereof, or the performance by it of this Agreement and/or the SOW, the responsibility shall belong to AVIAT, and NEC shall not be held liable for any responsibilities.

SECTION 11 FORCE MAJEURE

(1)

If the whole or any part of the performance by a party of any part of its obligations under this Agreement is prevented, hindered or delayed or otherwise made impracticable by reason of strikes, labor troubles, floods, fires, accidents, earthquakes, tsunamis, riots, explosions, wars, hostilities, acts of government, customs barriers or taxes, export/import control regulations, interruption or shortage of or delay in transportation, inability to obtain key raw materials, components or supplies or other causes of like or different character beyond the reasonable control of such party, such party shall be excused from such performance during the continuance of such contingency and for so long as such contingency shall continue to prevent, hinder or delay such performance.

(2)	If the contingency specified in SECTION 11(1) above shall continue for more than three months from its occurrence, the parties shall discuss and seek a mutually agreeable solution.

SECTION 12 LIMITATION OF LIABILITY

12.1

To the extent permitted by applicable law, it is expressly agreed that in no event shall a party be liable to the other party or any third party for consequential, indirect, incidental, special, exemplary, punitive or enhanced damages arising out of, or relating to, and/or in connection with any breach of this Agreement. The foregoing limitations of liability shall apply (i) regardless of the form of legal action, whether in contract or in tort, including negligence or reliance, under which such damages are sought, (ii) even if such Party knows, foresees or has been advised of the possibility of such damages and (iii) notwithstanding any failure of essential purpose of any limited remedy provided for herein. The foregoing limitations of liability are cumulative, with all expenditures costs of a party being aggregated to determine satisfaction of such party’s limitation of liability.

12.2

To the extent permitted by applicable law, it is expressly agreed that in no event shall NEC be liable for any damages or liabilities incurred by AVIAT as a result of, or in connection with the Work provided by NEC in accordance with the Agreement or any breaches of this Agreement by NEC, including, without limitation, loss of profits, loss of anticipated savings, goodwill, revenue, data or use or interpretation of business, except where such damages or liabilities incurred by AVIAT are directly caused by NEC’s willful misconduct or gross negligence.

12.3

In no event shall NEC be liable to Aviat for any damages or liabilities in relation to this Agreement in excess of the actual amount paid by AVIAT to NEC for the specific Work that is the subject of such claim. This limitation shall apply to any claim or cause of action, whether in contract or tort or otherwise.

12.4

Except for AVIAT’s obligation to pay the Service Fees for Work actually performed under this Agreement and any SOW, in no event shall AVIAT be liable to NEC for any damages or liabilities in relation to this Agreement in excess of the actual amount paid by AVIAT to NEC for the specific Work that is the subject of such claim. This limitation shall apply to any claim or cause of action, whether in contract or tort or otherwise.

SECTION 13 CHANGES

The parties may, from time to time, by written agreement, make changes in the SOW. If any such change causes an increase or decrease in the cost of, or the time required for, the performance of the Work, an equitable adjustment shall be made in the Service Fee, or delivery date or the Schedule, or both, and applicable SOW shall be modified in writing accordingly.

SECTION 14 EFFECTIVE DATE AND TERMINATION

(1)

The term of this Agreement shall become effective from the Completion Date (such date, the “Effective Date”) and shall continue in full force and effect until terminated by either party in accordance with SECTION 14(2)or SECTION 14(3).

(2)

After one year from the Effective Date, either party may terminate this Agreement by written notification to the other party at least 90 days in advance. For the avoidance of doubt, such written notification can be sent after nine months from the Effective Date. Notwithstanding any termination or expiration of this Agreement, the Parties shall continue to perform their obligations under the SOW until termination or expiration of such SOW. In this case, any terms and conditions hereof shall survive only with regard to such SOW.

(3)

If either party (the “Defaulting Party”) fails to perform any of its material obligations under this Agreement and/or the SOW, the other party (the “Aggrieved Party”) may give written notice to the Defaulting Party specifying the respects in which the Defaulting Party has so failed to perform its obligations under this Agreement and/or the SOW, and stating that the Aggrieved Party intends to terminate this Agreement and/or the SOW in the event of continued default. In the event that any default so specified is not remedied within thirty (30) days after the giving of such written notice, the Aggrieved Party may terminate this Agreement and/or the SOW.

Either party may immediately terminate this Agreement and/or the SOW upon written notice to the other party in the event of the other party’s insolvency; or petition being filed by or against the other party in liquidation; or in the event that the other party shall make an assignment of the benefit of creditors; or a petition shall be filed by or against the other party under any bankruptcy law, corporate reorganization law, or any other law for relief of debtors (or law analogous in purpose or effect).

(4)

All rights and obligations of the parties shall cease to have effect immediately upon termination of this Agreement and/or the SOW except that termination shall not affect the accrued rights and obligations of the parties at the date of termination.

(5)	Even after the termination of this Agreement, the provision of this Agreement shall continue to apply to each SOW effective at the time of termination of this Agreement.

(6)	For the avoidance of doubts, any termination of the SOW will not affect any other SOWs.

SECTION 15 (intentionally omitted)

SECTION 16 SUBCONTRACTING

NEC may not subcontract or otherwise delegate any portion of the Work to any third party without the prior written consent of AVIAT. However, NEC may subcontract any portion of the Work to NEC’s Subsidiaries without the prior written consent of AVIAT to the extent that the resources engaged for the Work are listed in Exhibit C.

SECTION 17 PUBLIC ANNOUNCEMENT

Each party shall obtain prior written consent of the other if it desires to make any public announcement relative to this Agreement and/or the SOW.

SECTION 18 PROJECT MANAGER

The NEC Project Manager and AVIAT Project Manager shall be set forth in the relevant SOW. The parties respective Project Managers shall act as overall coordinators for activities anticipated by, and performed under, this Agreement and/or the SOW. Each party shall advise the other party in writing in the event any successor to its Project Manager is designated.

SECTION 19 REGULATIONS

(1)	The parties shall comply with any and all applicable laws, regulations and orders of government authorities and agencies of Japan and other country having jurisdiction.

(2)

NEC shall obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all of the terms and conditions of this Agreement and/or the SOW.

SECTION 20 SERVICE QUALITY; INDEPENDENT CONTRACTOR

(1)

NEC shall perform the Work in a commercially reasonable manner, in accordance with applicable law, and in the same manner and on the same basis as NEC and its affiliates provided the Work with immediately prior to Completion. Subject to SECTION 16, NEC agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Work during the term of this Agreement t in accordance with the standards set forth in the preceding sentence. NEC may perform the Work, as applicable, in such facilities maintained by NEC or its affiliates it reasonably deems appropriate. AVIAT agrees that NEC is not in the business of providing the Work to third parties and is willing to provide the Work only on a transition basis as an accommodation to AVIAT and its affiliates in connection with the transactions contemplated by the MSBA. Except as set forth in this SECTION 7, NEC makes no representations or warranties, express or implied, with respect to the Work to be provided hereunder.

(2)	The relationship of NEC to AVIAT in the performance of this Agreement and/or the SOW shall be that of an independent contractor.

(3)

Nothing in this Agreement and/or the SOW shall be construed as creating a partnership between the parties or as constituting either party as the agent of the other party for any purpose whatsoever and neither party shall have the authority or power to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

SECTION 21 APPLICABLE LAW

This Agreement and/or the SOW and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of Japan.

SECTION 22 SETTLEMENT OF DISPUTES

(1)	This SECTION 22 shall be governed by the laws of Japan.

(2)

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement and/or the SOW, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity, and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration of the International Chamber of Commerce (for the purpose of this SECTION 22, the Rules).

(3)	The Rules are incorporated by reference into this clause and capitalized terms used in this SECTION 22 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

(4)

The number of arbitrators shall be three (3). The arbitrators nominated by the parties shall jointly nominate the third arbitrator who, subject to confirmation by the Court, will act as president of the arbitral tribunal.

(5)	The seat or legal place of arbitration shall be Tokyo, Japan.

(6)

The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

SECTION 23 LANGUAGE

This Agreement shall be written and executed in the English language.

SECTION 24 AMENDMENT

No variation to this Agreement and/or the SOW shall be valid unless it is in writing and signed by or on behalf of each of the parties.

SECTION 25 NOTICES

(1)

Any notice or other communication provided for this Agreement and/or the SOW shall be in writing in the English language and shall be delivered personally, sent by certified or registered airmail or transmitted by email (in such case followed by confirmation delivered by certified or registered airmail) as follows:

(a)	If to AVIAT, to: AVIAT U.S., Inc.

Address: 200 Parker Drive, Suite C100A, Austin, Texas 78728, United States

Tel: […]

Email: […]

For the attention of: GC, VP of Legal Affairs

(b)	If to NEC, to:

Address:

1753 , Shimonumabe, Nakahara-ku , Kawasaki –city, 211-8666, JAPAN

Tel.: […]

Email: […]

For the attention of: Kazuyuki Katashio

or to such other person, address or facsimile number as either party may specify by notice in writing to the other.

(2)	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(a)	if delivered personally when left at the address referred to in this SECTION 25;

(b)	if mailed, ten (10) days after being deposited in the mail;

(c)	if sent by facsimile, when clearly received in full.

SECTION 26 NON-ASSIGNABILITY

None of the parties shall, nor shall it attempt to, assign, transfer or otherwise dispose of its rights or obligations under this Agreement and/or the SOW without the prior written consent of the other party.

SECTION 27 WAIVER

The failure to exercise or delay in exercising a right or remedy under this Agreement and/or the SOW shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement and/or the SOW shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

SECTION 28 SEVERABILITY

The illegality, invalidity or unenforceability of any provision or term of this Agreement and/or the SOW for any reason whatsoever shall not affect the validity of any other provisions or terms of this Agreement and/or the SOW and the illegal, invalid or unenforceable provision or term shall be severable from this Agreement and/or the SOW and shall be deemed deleted from this Agreement and/or the SOW.

SECTION 29 HEADINGS

The headings of this Agreement and/or the SOW are for convenience of reference purpose only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement and/or the SOW.

SECTION 30 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, proposals, consents, correspondence, commitments and/or representations, whether oral or in writing. There are no understandings, representations or warranties of any kind except as expressly set forth herein. No amendments or modifications of this Agreement shall be valid or binding upon the parties unless in writing and signed by their duly authorized representatives.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives as of the date hereof.

Aviat Networks, Inc.

By:	/s/ Peter A. Smith

Name:	Peter A. Smith

Title:	President & CEO

NEC Corporation

By:	/s/ Yukio Hioki

Name:	Yukio Hioki

Title:	General Manager, Wireless Solutions Division

[Signature Page to Research Development Cooperating Agreement]

Exhibit A

STATEMENT OF WORK N°1

[Intentionally omitted]

Exhibit B

Products

[Intentionally omitted]

EXHIBIT C

List of resources assigned to the Work under this DSA

[Intentionally omitted]

EXHIBIT D

Maximum budget for the first year of the DSA

[Intentionally omitted]